Exhibit 99.1
Focus Enhancements Receives NASDAQ Non-Compliance Letter

Campbell, Calif. – June 20, 2008 – Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products, announced that on June 16, 2008, the company received a letter from The Nasdaq Stock Market notifying the company that it fails to comply with the market value of public listed securities requirement for continued listing set forth in Marketplace Rule 4310(c)(3)(B). Such rule requires that the company’s market value not be below $35,000,000 for ten consecutive trading days. According to Nasdaq, as of June 13, 2008, the company's listed securities market value was $30,214,960. The company has until July 16, 2008, to regain compliance with the rule for a minimum of ten consecutive business days.  If the company is unable to comply by such date, the Nasdaq staff will notify the company in writing that the company's securities will be de-listed. The company may appeal the Nasdaq Staff’s determination at that time.

The June 16, 2008 letter also advised the company that it had failed to comply with Marketplace Rule 4310(c)(3)(A) or 4310(c)(3)(C) which require minimum stockholders’ equity of $2,500,00 or net income from continuing operations of $500,000 in the most recently completed fiscal year (ending December 31, 2007) or in two of the Company's three most recently completed fiscal years.

At the present time, the company intends to pursue all actions its Board of Directors deems reasonably necessary to maintain its Nasdaq listing, including an appeal.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets.

More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the risk factors specified in the company's Form 10-K for the year ended December 31, 2007, and Form 10-Q for the period ending March 31, 2008 as well as other filings with the SEC. These statements are based on information as of June 20, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kchapman@lhai.com